Exhibit 16.1

Ernst & Young LLP	Tel: +1 612 343 1000
Suite 500	ey.com
700 Nicollet Mall
Minneapolis, MN 55402

October 10, 2024
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements contained under the caption “Changes in the Registrant’s Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 1 to the Registration Statement (No. 333-271176) on Form S-1 to be filed October 10, 2024, of Lifecore Biomedical, Inc. and are in agreement with the statements contained in the first, second, third, and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP
A member firm of Ernst & Young Global Limited